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                                                                        EX-10.6

            EXCERPTS FROM RESOLUTIONS ADOPTED BY THE ANHEUSER-BUSCH
       COMPANIES, INC. BOARD OF DIRECTORS ON SEPTEMBER 22, 1993 AMENDING
            THE ANHEUSER-BUSCH COMPANIES, INC. 1981 INCENTIVE STOCK
                    OPTION/NON-QUALIFIED STOCK OPTION PLAN


            RESOLVED, that Section 7(f) of the 1981 ISO/NQSO Plan
            (relating to the Post-Termination Exercise Period) is amended to read as follows:

            (f) An Option may be exercised only by the Optionee during his or her lifetime, and only by the Optionee's Post-Death Representatives after his or her death. Option Agreements may contain any provision approved by the Committee, not inconsistent with Sections 7(d), 8, and 9 of the Plan, relating to the period for exercise of Options after termination of employment, death, or disability.

            RESOLVED, that Section 8 of the 1981 ISO/NQSO Plan (relating to the Two-Year Forfeiture Rule) is amended by adding to the end thereof the following new sentence:

            The Committee may waive, in whole or part and for any reason the Committee deems appropriate, any termination caused by this Section 8 of any Option or group of Options.

            RESOLVED, that the appropriate officers are authorized and directed to take whatever actions are necessary or appropriate to carry out the substance and intent of these resolutions and the amendments of the 1981 ISO/NQSO Plan referred to above.